EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  333-127626, 333-127631, 333-127750, 333-136662, 333-153157, 333-157726, 333-176247, and 333-181430) of ACCO Brands Corporation of our report dated February 28, 2013, except as to note 21 and note 22, which are as of April 16, 2013, with respect to the consolidated balance sheets of ACCO Brands Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders' equity (deficit), for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which report is included in the current report on Form 8-K of ACCO Brands Corporation dated April 16, 2013.

/s/ KPMG LLP

Chicago, Illinois
April 16, 2013